As filed with the Securities and Exchange Commission on June 18, 2002

                                                   Registration No. ___________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                                  DESIGNS, INC.
             (Exact name of Registrant as specified in its charter)

                Delaware                                      04-2623104
    (State or other jurisdiction of                        (I.R.S. Employer
     incorporation or organization)                      Identification Number)

                               555 Turnpike Street
                           Canton, Massachusetts 02021
                                 (781) 828-9300
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)
                                ----------------

                               Dennis R. Hernreich
                             Chief Financial Officer
                               555 Turnpike Street
                           Canton, Massachusetts 02021
                                 (781) 828-9300
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                -----------------

                                    Copy to:

                              Peter G. Smith, Esq.
                       Kramer Levin Naftalis & Frankel LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 715-9100

      Approximate date of commencement of proposed sale to the public: At such time or times as may be determined by the selling stockholders after this Registration Statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _______

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _______

      If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
                                                     Proposed
                            Number of     Maximum    Maximum
                             Shares       Offering   Aggregate       Amount of
  Title of Shares            to be         Price     Offering       Registration
  to be Registered         Registered    Per Share    Price(1)          Fee
-------------------------------------------------------------------------------
Common stock, par value     19,395,500     $ 6.52    $ 126,361,683  $ 11,625
$0.01 per share (2)
-------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low sales prices for the Registrant's common stock reported on the Nasdaq National Market on June 12, 2002.

(2) Includes (i) 1,379,300 presently outstanding shares of the Registrant's common stock issued to certain selling stockholders in private placement transactions and (ii) 18,016,200 shares of the Registrant's common stock issuable upon conversion of 180,162 presently outstanding shares of the Registrant's Series B Convertible Preferred Stock issued to certain selling stockholders in private placement transactions. The issuance of common stock upon conversion of the Series B Preferred Stock is subject to approval by the stockholders of the Registrant.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   Subject to completion, dated June 18, 2002

                             Preliminary Prospectus

                          -----------------------------

                                19,395,500 SHARES

                                  DESIGNS, INC.

                                  COMMON STOCK

                          -----------------------------

      This prospectus relates to the offer and sale by the selling stockholders listed beginning on page 9 of up to 19,395,500 shares of common stock, par value $0.01 per share, of Designs, Inc., consisting of 1,379,300 shares of recently issued common stock and 18,016,200 shares of common stock issuable upon conversion of our series B convertible preferred stock, par value $0.01 per share. We refer to the shares of common stock offered by this prospectus and registered by the registration statement of which this prospectus forms a part as the "Offered Common Stock."

      We issued 1,379,300 shares of common stock and 180,162 shares of series B preferred stock to the selling stockholders in private placement transactions in May 2002. Each share of series B preferred stock will be automatically converted into 100 shares of common stock upon approval of the issuance of such common stock by our stockholders, which is intended to be submitted for a vote at the next annual meeting of our stockholders scheduled for August 8, 2002. The selling stockholders may sell all or some of their respective shares of Offered Common Stock listed in this prospectus through public or private transactions, at prevailing market prices, or at privately negotiated prices. We will not receive any proceeds from the sale of any of the shares of Offered Common Stock by the selling stockholders.

      Our common stock is listed on the Nasdaq National Market under the symbol "DESI." On June 17, 2002, the last reported sale price of our common stock was $7.11 per share.

      If stockholder approval is obtained to change our company's name to "Casual Male Retail Group, Inc." at our next annual meeting of our stockholders, then we intend to change the symbol under which our common stock is listed on the Nasdaq National Market.

      Investing in our common stock involves risks. See "Risk Factors" beginning on page 4.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is ___________, 2002.

                                TABLE OF CONTENTS


FORWARD-LOOKING STATEMENTS...................................................2

THE COMPANY..................................................................3

RECENT DEVELOPMENTS..........................................................3

risk factors.................................................................4

USE OF PROCEEDS..............................................................8

SELLING STOCKHOLDERS.........................................................9

PLAN OF DISTRIBUTION........................................................13

EXPERTS.....................................................................14

WHERE YOU CAN FIND MORE INFORMATION.........................................15


                         -------------------------------

      You should rely only on the information or representations provided in this prospectus or incorporated by reference into this prospectus. We have not authorized anyone to provide you with any different information or to make any different representations in connection with any offering made by this prospectus. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. Neither the delivery of this prospectus, nor any sale made under this prospectus shall, under any circumstances, imply that the information in this prospectus is correct as of any date after the date of this prospectus.

                        ---------------------------------


                           FORWARD-LOOKING STATEMENTS

      This prospectus contains forward looking statements, which include statements based on our current expectations, assumptions, estimates and projections about our business and our industry. The nature of forward-looking information is that such information involves assumptions, risks and uncertainties. Forward-looking information requires our management to make assumptions, estimates, forecasts and projections regarding our future results as well as the future effectiveness of our strategic plans and future operational decisions. Forward-looking statements made by us or on our behalf are subject to the risk that the forecasts, projections, and expectations of management, or assumptions underlying such forecasts, projections and expectations, may become inaccurate. Accordingly, our future financial positions, the actual results of our operations and the implementation of our plans and operations may differ materially from forward-looking statements made by us or on our behalf.

      We use words such as "believes," "anticipates," "expects," "intends," "plans" and similar expressions to identify forward-looking statements, but these are not the exclusive means of identifying these statements. Actual results could differ materially from those projected in any forward-looking statements for the reasons detailed in "Risk Factors" or elsewhere in this prospectus. Before you decide to invest in our common stock, you should be aware that if any of the events described in the "Risk Factors" section and elsewhere in this prospectus occur, they could have an adverse affect on our business. We assume no obligation to update any forward-looking statement.

                                   THE COMPANY

      Designs, Inc. is a publicly traded, Massachusetts-based brand retail operator which has historically specialized in selling quality branded apparel and accessories in outlet malls throughout the eastern part of the United States and Puerto Rico. All references in this prospectus to "Designs," "we," "us" and "our" are to Designs, Inc. and its subsidiaries. For over 25 years, through a license agreement with Levi Strauss & Co., we owned and operated retail outlet stores selling exclusively Levi's(R) branded merchandise.

      Expanding upon our core competency of operating retail stores for branded apparel in the outlet channel of distribution, we recently entered into the following arrangements with two well-known apparel manufacturers:

      o In January 2002, we entered into a license agreement with Candie's, Inc., a leading designer and marketer of young women's footwear, apparel and accessories. Under this license agreement, we plan, over the next five years, to open and operate 75 Candie's(R) branded retail stores in outlet malls and value centers throughout the United States. We plan to open 11 Candie's(R) branded stores in outlet malls during the fiscal year ended February 1, 2003.

      o In February 2002, we finalized an exclusive joint venture agreement with EcKo Complex, LLC, a leading design-driven lifestyle brand targeting young men and women. EcKo has worldwide annual sales exceeding $200 million. Under the joint venture agreement, we will open and operate 75 EcKo(R) branded outlet stores throughout the United States over a six-year period. We plan to open five EcKo(R) branded outlet stores during fiscal 2003.

      We are continuing discussions with several other manufacturers as we strive to become a premier operator of branded retail outlet stores. We believe that manufacturers will find Designs as their logical solution for an outlet channel of distribution of their branded merchandise.

      Our principle executive offices are located at 555 Turnpike Street, Canton, Massachusetts 02021, and our telephone number is (781) 828-9300.

                               RECENT DEVELOPMENTS

      As of May 14, 2002, pursuant to an asset purchase agreement entered into as of May 2, 2002, by Designs and Casual Male Corp. and certain of its subsidiaries (which we refer to, collectively, as "Casual Male"), we completed the acquisition of substantially all of the assets of Casual Male for a purchase price of approximately $170 million, plus the assumption of certain operating liabilities. We were selected as the highest and best bidder for the Casual Male assets at a bankruptcy court ordered auction commencing on May 1, 2002 and concluding on May 2, 2002, and our acquisition of Casual Male was approved by the court on May 7, 2002.

      Casual Male is a leading independent specialty retailer of fashion, casual and dress apparel for big and tall men with annual sales that exceed $350 million. Casual Male sells its branded merchandise through various channels of distribution including full price and outlet retail stores, direct mail and the internet. Casual Male had been operating under the protection of the U.S. Bankruptcy Court since May 2001.

      The Casual Male acquisition, along with the payment of certain related fees and expenses, was completed with funds provided by: (i) approximately $30.2 million in additional borrowings from our amended three-year $120.0 million senior secured credit facility with our bank, Fleet Retail Finance, Inc., (ii) $15.0 million in a three-year term loan with a subsidiary of Fleet Retail Finance, (iii) proceeds from the private placement of $24.5 million principal amount of 12% senior subordinated notes due 2007 together with detachable warrants to acquire 1,715,000 shares of our common stock at an exercise price of $0.01 per share and additional detachable warrants to acquire 1,176,471 shares of our common stock at an exercise price of $8.50 per share, (iv) proceeds from the private placement of $11.0 million principal amount of 5% senior subordinated notes due 2007, (v) approximately $82.5 million of proceeds from the private placement of approximately 1,379,300 shares of newly issued common stock and 180,162 shares of series B preferred stock, and (vi) the assumption of a mortgage note in a principal amount of approximately $12.2 million.

      The issuance of common stock upon conversion of the series B preferred stock and upon exercise of certain warrants is subject to stockholder approval. We intend to submit for a vote of stockholders the proposal to issue the additional common stock at the annual meeting of stockholders scheduled for August 8, 2002. If stockholder approval is obtained for the issuance of common stock, then each share of the series B preferred stock will automatically convert into 100 shares of common stock.

                                  RISK FACTORS

      An investment in the shares of Offered Common Stock involves a high degree of risk. Accordingly, prospective investors should consider carefully the following risk factors, in addition to the other information contained in this prospectus concerning Designs and our business.

Risks Related to the Market in Which We Operate

Changing Fashion Trends and Consumer Preferences

      Our business is dependent upon our being able to predict fashion trends, customer preferences and other fashion-related factors. Customer tastes and fashion trends are volatile and tend to change rapidly. Our success depends in part upon management's ability to effectively predict and respond to changing fashion tastes and consumer demands and to translate market trends to appropriate saleable product offerings far in advance. If we are unable to successfully predict or respond to changing styles or trends and misjudge the market for our products or any new product lines, our sales will be lower and we may be faced with a substantial amount of unsold inventory or missed opportunities. In response, we may be forced to rely on additional markdowns or promotional sales to dispose of excess, slow-moving inventory, which may have a material adverse effect on our business, financial condition and results of operation.

Macroeconomic Factors Adversely Affecting the Retail Industry

      Our sales could be adversely affected by a weak retail environment. Apparel retailers are subject to general economic conditions and purchases of apparel may decline at any time, especially during recessionary periods. In addition, our financial performance is also sensitive to changes in consumer spending trends and shopping patterns.

      We understand that the retail industry can be adversely affected by certain economic factors outside of our control that would affect our costs as well as consumer spending behavior. Some of these factors include rising interest rates, negative consumer sentiment brought about by uncertainty over economic recovery and national security, inflation, and rising unemployment. Further, it is well known in the apparel industry that when economic conditions worsen, men are more reluctant than women and children to shop for clothes for themselves. We have no ability to predict or control these economic and political variables.

Competition in the Retail Industry

      The United States casual apparel market, men's big and tall market and footwear industry are highly competitive with many national and regional department stores, specialty apparel retailers and discount stores offering a broad range of apparel products similar to those products that we sell. Besides retail competitors, we consider any casual apparel manufacturer operating in outlet parks throughout the United States to be a competitor in the casual apparel market. Due to consolidation in the men's apparel industry, it is possible that another competitor, either a mass merchant or a men's specialty store or specialty apparel catalog, could gain market share in men's big and tall apparel due to more favorable pricing, locations, brand and fashion assortment and size availability. Recently, sales of Levi's(R) brand jeans have been impacted by the increased competition from private labels as well as fashion jeans market entrants and by a decrease in national sales trends of Levi's(R) brand products. Our future Candie's(R) Outlet stores face substantial competition in each of our product lines from, among other brands, Skechers, Steve Madden and Esprit. The presence in the marketplace of various fashion trends and the limited availability of shelf space also can affect competition.

      There can be no assurance that we will be able to compete successfully with our competitors in the future. Any failure to successfully compete could have a material adverse effect on our business, financial condition and results of operations.

Risk Related to Currency Fluctuations

      We may be exposed to foreign currency risk. In the past, some of our contracts to have apparel manufactured in foreign countries were negotiated in United States dollars. If the value of the United States dollar decreases, then the price that we pay for our products could increase, and it is possible that we would not be able to pass this increase on to our customers.

Advertising and Promotion

      Our business is directly affected by the success or failure of the advertising and promotional efforts of our vendors, there are no assurances that our future advertising efforts of our company, our vendors or our other licensors will result in increased sales.

Risks Related to Our Operations

Dependence on Key Personnel

      Our success is significantly dependent on the personal efforts, performance and abilities of our key management. The loss of the services of any key members of the management team could have a material adverse effect on our business, financial condition and results of operations. The inability to attract and retain qualified personnel in the future could have a material adverse effect on our business, financial condition and results of operations.

Information Systems and Control Procedures

      We periodically review, improve and, under certain circumstances, replace our technology and management information systems to provide enhanced support to all operating areas of our company. While we expect to continue to review and upgrade our technology and management information systems, there are no assurances that we can successfully implement such enhancements or that such enhancements will support our operating strategies, or, if such upgrades and enhancements are not successfully implemented, that our current systems will continue to support adequately our management information requirements.

      Moreover, while we believe that our current management information systems are generally adequate to support our business operations, any deficiencies in these systems which could result in less than optimal systems performance could adversely affect our business operations. There are no assurances that our efforts to improve upon and enhance our present management information systems will resolve or eliminate any existing or potential difficulties.

Dependence on Third Party Manufacturers

      We do not own or operate any manufacturing facilities and are therefore dependent on third parties for the manufacture of our products. In the event that manufacturers are unable or unwilling to ship products to us in a timely manner or continue to manufacture products for us, we would have to rely on other current manufacturing sources or identify and qualify new manufacturers. There can be no assurance that we would be able to qualify such manufacturers for existing or new products in a timely manner or that such manufacturers would allocate sufficient capacity to us in order to meet our requirements.

      Although we believe that we maintain good controls with respect to product specifications and quality, there can be no assurance that manufacturers will continue to produce products that are consistent with our standards.

      Should we experience significant unanticipated demand, we will be required to significantly expand our access to manufacturing, both from current and new manufacturing sources. There can be no assurance that such additional manufacturing capacity will be available on terms as favorable as those obtained from current sources.

Dependence on Trademarks and Copyrights

      We own and use a number of trademarks and operate under certain trademark license agreements. We believe that these trademarks have significant value and are instrumental in our ability to create and sustain demand for and market our products. We cannot assure that these trademarks and licensing agreements will remain in effect or that they will be renewed. In addition, any future disputes concerning these trademarks and licenses may cause us to incur significant litigation costs or force us to suspend use of the trademarks. For additional details about our license agreements, you should refer to our Annual Report on Form 10-K for the fiscal year ended February 2, 2002 (which we refer to as the "Form 10-K"), which is incorporated herein by reference.

Expansion and Its Anticipated Financial Effect

      We plan to significantly expand our operations in fiscal 2003 by opening several new stores and expect to have capital expenditures of approximately $4.0 million. Our expansion plans are discussed in detail in the Form 10-K. Our growth strategy depends on our ability to open and operate new retail stores on a profitable basis. Our operating complexity and management responsibilities will increase as we continue to grow, and we may face challenges in managing our future growth. This anticipated growth will require that we continue to expand and improve our operations, including our distribution infrastructure, and expand, train and manage our employee base. In addition, we may be unable to hire a sufficient number of qualified personnel to work in our new stores or to successfully integrate the stores into our business. Our expansion prospects also depend on a number of other factors, many of which are beyond our control, including, among other things: economic conditions, competition, and consumer preferences. There can be no assurance that we will be able to achieve our store expansion goals. Even if we succeed in opening new stores as planned, we cannot assure you that our newly opened stores will achieve revenue or profitability levels comparable to those of our existing stores in the time periods estimated by us, or at all.

Acts of Terrorism or War

      Additional actual or threatened acts of terrorism or war could negatively impact availability of merchandise or consumer spending trends and may otherwise adversely impact our business. A portion of our merchandise is imported from other countries. If imported goods become difficult or impossible to bring into the United States, and if we cannot obtain such merchandise from other sources at similar costs, our sales and profit margins may be adversely affected. In the event that commercial transportation is curtailed or substantially delayed, our business may be adversely impacted, as we may have difficulty shipping merchandise to our distribution centers and stores, as well as fulfilling catalog and internet orders. In extreme circumstances, we may be required to suspend operations in some or all of our stores, which could have a material adverse impact on our business, financial condition and result of operations.

Dilution Through Additional Issuances of Common Stock

      In private placement transactions in May 2002, we issued shares of common stock, preferred stock convertible into common stock and warrants to purchase common stock. The issuance of common stock upon conversion of the preferred stock and exercise of the warrants and other issuances of additional common stock by us, from time to time, subjects our common stock to the dilutive effects of such issuances.

Certain Corporate Governance Matters

      It is possible that certain provisions of the Delaware General Corporation Law or, if the proposal to change our state of incorporation from Delaware to Nevada is approved at our annual meeting of stockholders scheduled for August 8, 2002, the Nevada corporate law may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests. Such provisions may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that might result in the receipt of a premium over the market price for the securities held by stockholders.

Risks Relating to Our Acquisition of Casual Male

Potential Failure to Realize Cost Savings

      We anticipate significant cost savings following our May 2002 acquisition of Casual Male, primarily through headcount reductions and economies of scale in purchasing. It is possible that the contemplated reductions fail to take place on the scale proposed due to unforeseen or underestimated needs for the employees in question. It is also possible that the cost savings associated with achieving purchasing economies fail to materialize due to unsuccessful negotiations with key vendors. There is also a cost to realizing the potential savings and these costs could potentially be higher than originally contemplated in management's projections. In such an instance, the amount of the cost savings would be offset by the higher costs of realizing the savings, thereby reducing the overall benefit.

Execution Risks Related to Acquisition

      Following the Casual Male acquisition, we face execution risk on two fronts: (i) successful post-acquisition integration of Casual Male and (ii) on-schedule store openings as outlined in our licensing and joint venture agreements with Candie's, Inc. and EcKo Complex, LLC, respectively. It is possible that unforeseen pitfalls during the post-acquisition integration effort could adversely affect our core operation of operating branded outlet stores. In such an event, both sales and profit margins would be adversely impacted.

Difficulty in Managing Multiple Brands in Different Channels of Distribution

      Several retailers have had problems executing a corporate strategy aimed at operating multiple brands in multiple channels. We have expertise in the outlet channel of distribution, but the Casual Male acquisition introduces operations in the specialty store and internet channels of distribution. We are now also responsible for all aspects of brand management with respect to the Casual Male brand, including advertising and promotion, and the servicing and merchandising of private label merchandise, which currently represent approximately 75% of Casual Male's merchandise inventory. Under the current operating model, this function is mostly the responsibility of the branded manufacturer. We have entered into a strategic partnership with a well-known branded apparel manufacturer to help mitigate these risks.

Possible Shifts in Target Demographic

      Research provided to Casual Male by The NPD Group suggests that big and tall men account for approximately 10% of the male population. Casual Male currently targets big and tall men in the 25-54 age group. However, as more and more food retailers begin to compete on the basis of providing more healthy menus, and American pop-culture becomes more health conscious, the size of this target demographic could decrease, resulting in lower sales.

Restrictions Imposed by Covenants

      The Third Amended and Restated Loan and Security Agreement that we entered into with Fleet Retail Finance and other lenders on May 14, 2002 contains numerous operating covenants that will limit the discretion of management with respect to certain business matters, and which will place restrictions on, among other things, our ability to incur additional indebtedness, to create liens or other encumbrances, and to make certain payments or investments, loans and guarantees. This could have a material adverse effect on our business, financial condition and results of operation.

Impact of Increased Leverage on Relationship with Suppliers

      As a result of the additional debt we incurred to finance the Casual Male acquisition, we have become a highly leveraged company. This will have several important effects on our future operations including, but not limited to, (i) a substantial portion of our cash flow from operations must be dedicated to the payment of interest on our indebtedness and will not be available for other purposes, (ii) certain restrictions related to our borrowing may limit our ability to borrow additional funds or dispose of assets and may affect our flexibility in planning for, and reacting to, changes in it business, including other possible acquisition activities, and (iii) our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes may be impaired.

      Based on the foregoing, our credit risk profile has changed from that of a historically unleveraged company to that of a highly leveraged company. As such, certain suppliers may change the terms under which they are willing to extend trade credit to us. In the event that suppliers reduce credit terms or place us on a cash-on-delivery (C.O.D.) basis, our working capital liquidity could be substantially reduced.

      We hope to mitigate this risk by purchasing approximately 60% of our inventory from two suppliers, both of whom we have long-term relationships with, and who require payment on 30 to 60 day terms. Also, we intend to source merchandise on an increasing basis from a potential strategic partner, which is both an investor in and vendor to Designs and, as such, is likely to be incentivized to act in our best interest by extending attractive payment terms.

Dividends

      We presently intend to retain earnings for working capital and to fund capital expenditures. Accordingly, there is no present intention to pay dividends on any shares of our common stock. In addition, the Third Amended and Restated Loan and Security Agreement further restricts the payment of dividends.

                                 USE OF PROCEEDS

      We will not receive any proceeds from any sales of the shares of the Offered Common Stock.

                              SELLING STOCKHOLDERS

      In May 2002, we issued to certain investors in private placement transactions a total of 180,162 shares of series B preferred stock and 1,379,300 shares of common stock. Each share of series B preferred stock will be automatically converted into 100 shares of common stock upon approval by our stockholders of the proposal to approve the issuance of common stock upon conversion of the series B preferred stock. We intend to submit this proposal for a vote of stockholders at the next annual meeting of our stockholders scheduled for August 8, 2002. These transactions and the proposal are described more fully in our Current Report on Form 8-K filed on May 23, 2002, as amended on May 23, 2002 and June 14, 2002, and our definitive Proxy Statement filed on [________], 2002, all of which are incorporated herein by reference.

      The following table sets forth information as of June 3, 2002, regarding the beneficial ownership of shares of common stock by the selling stockholders. The table presents the total number of shares of common stock owned by the selling stockholders prior to the offering contemplated by this prospectus, the total number of shares of Offered Common Stock included in the offering and, assuming the selling stockholders will offer all of the shares of Offered Common Stock pursuant to the offering contemplated by this prospectus, the total number of shares of common stock owned by the selling stockholders after completion of the offering. This prospectus offers, and the registration statement of which this prospectus forms a part registers, only the shares of Offered Common Stock, which are listed in the table below in the column titled "Number of shares of Offered Common Stock." Selling stockholders may sell only shares of Offered Common Stock pursuant to the offering. The presentation is based on the 15,989,343 shares of our common stock that were outstanding on June 3, 2002 and 34,005,543 shares of our common stock that we expect to be outstanding following the offering, which includes all the shares of common stock anticipated to be issued after stockholder approval of the issuance of common stock upon conversion of the series B preferred stock.

      The following table and notes following the table were prepared based on information provided to us by the listed selling stockholders. Other than as set forth in the footnotes to the following table, the selling stockholders have not had any material relationship with Designs within the past three years.


                                                                            Percentage
                                        Number of                               of
                                        shares                   Number of  outstanding
                                         owned                    shares      shares
                                        prior to    Number of     owned       owned
                                          the       shares of   subsequent  subsequent
                                        offering     Offered      to the     to the
   Selling Stockholder                    (1)     Common Stock   offering    offering
   -------------------                  --------  ------------  ----------  ----------

300 Plaza Drive Associates                 25,000      25,000        --          *
Almarc Trading Corp. Defined               25,000      25,000        --          *
Benefit Plan
AMT Asset Management, LP                   50,000      50,000        --          *
Barclays Global Investors Ltd.             33,000      33,000        --          *
Baron Asset Fund on behalf of           2,353,000   2,353,000        --          *
the Small Cap Fund Series
Benchmark Partners, LP                    235,300     235,300        --          *
Brahman Bull Fund, L.P.                   148,200     148,200        --          *
Brahman C.P.F. Partners, L.P.              66,800      66,800        --          *
Brahman Institutional Partners,            52,200      52,200        --          *
L.P.
Brahman Partners II Offshore, Ltd.         94,200      94,200        --          *
Brahman Partners II, L.P.                  46,100      46,100        --          *
Brahman Partners III, L.P.                  8,600       8,600        --          *
The Branagh Revocable Trust,                6,500       6,500        --          *
Peter W. Branagh and Ramona Y
Branagh, Trustees
Bric Retail, L.P.                          15,700      10,600       5,100        *
Bric6, LP                                 225,200     218,400       6,800        *
Bricoleur Enhanced, L.P.                  219,400     219,300         100        *
Bricoleur Managed Trust                    48,900      48,900        --          *


                                       9


                                                                            Percentage
                                        Number of                               of
                                        shares                   Number of  outstanding
                                         owned                    shares      shares
                                        prior to    Number of     owned       owned
                                          the       shares of   subsequent  subsequent
                                        offering     Offered      to the     to the
   Selling Stockholder                    (1)     Common Stock   offering    offering
   -------------------                  --------  ------------  ----------  ----------

Bricoleur Offshore, Ltd.                  361,900     361,000         900        *
Bricoleur Partners II, L.P.               305,500     304,700         800        *
Bricoleur Partners, L.P.                  250,900     238,500      12,400        *
Bricoleur-Plus Fund, Ltd.                  13,400      10,600       2,800        *
Allen Brill                                47,500      40,000       7,500        *
Brook Road Nominee Trust                   50,000      50,000        --          *
Buckingham RAF Int'l Partners,            110,600     110,600        --          *
L.P.
Buckingham RAF Partners II, L.P.           55,600      51,800       3,800        *
Buckingham RAF Partners, L.P.             720,900     661,200      59,700        *
BY Partners, L.P.                         289,800     289,800        --          *
Carafe Investment Co. Ltd.                397,000     100,000     297,000        *
Clark Partners I, L.P. (2)              1,411,800   1,411,800        --          *
Stewart L. Cohen                           23,500      23,500        --          *
Cragswood, Ltd.                            18,900      18,900        --          *
Kenneth C. Cummins (3)                     69,100      10,000      59,100        *
Walter Fischer                             60,000      50,000      10,000        *
Glenhill Capital, LP                    1,129,500   1,129,500        --          *
Glenhill Capital Overseas                 282,400     282,400        --          *
Partners Ltd.
Howard Gonchar                             31,500      23,500       8,000        *
Richard W. Greene IRA                      25,000      25,000        --          *
Jon D. Gruber & Linda W. Gruber            61,900      58,900       3,000        *
Gruber & McBaine International            125,800     121,800       4,000        *
Patrick M. Guarini                         23,500      23,500        --          *
Guerrilla IRA Partners                     14,000      14,000        --          *
Guerrilla Partners                         33,100      33,100        --          *
Dennis R. Hernreich (4)                   109,268      25,000      84,268        *
Hocky Capital, LP                         227,100     227,100        --          *
Hocky Capital QP LP                       224,800     224,800        --          *
Allison Holtzman IRA, Bear                  7,800       7,800        --          *
Stearns Securities Corp. Custodian
Marc L. Holtzman                           23,500      23,500        --          *
Marc L. Holtzman, Trustee for               3,500       3,500        --          *
Allison Holtzman
Marc L. Holtzman, Trustee for               7,600       7,600        --          *
Olivia Garcia
Marc L. Holtzman, Trustee for               2,000       2,000        --          *
Percy Holtzman
Marc L. Holtzman, Trustee for               1,100       1,100        --          *
Rivers Holtzman
Marc L. Holtzman, Trustee for               7,200       7,200        --          *
Sterling Garcia
Marc L. Holtzman, Trustee for               1,100       1,100        --          *
Temple Holtzman
Steven Holtzman                            23,500      23,500        --          *
Interstate Properties                     235,300     235,300        --          *
JLF Offshore Fund, Ltd.                   795,000     795,000        --          *
JLF Partners I, LP                        616,800     616,800        --          *
Warren B. Kanders                         235,300     235,300        --          *
Burton I. Koffman                          50,000      50,000        --          *
Milton Koffman                             50,000      50,000        --          *
Ruthanne Koffman                           10,000      10,000        --          *
Lagunitas Partners LP                     422,700     407,700      15,000        *

                                       10


                                                                            Percentage
                                        Number of                               of
                                        shares                   Number of  outstanding
                                         owned                    shares      shares
                                        prior to    Number of     owned       owned
                                          the       shares of   subsequent  subsequent
                                        offering     Offered      to the     to the
   Selling Stockholder                    (1)     Common Stock   offering    offering
   -------------------                  --------  ------------  ----------  ----------

David A. Levin (5)                        497,667      40,500     457,167        1.33%
Carl M. Lieberman                          50,000       5,000      45,000        *
Lynch Childrens Trust FBO Anne             16,800       4,800      12,000        *
Lynch
Lynch Childrens Trust FBO                  16,800       4,800      12,000        *
Elizabeth Lynch
Lynch Childrens Trust FBO Mary             16,800       4,800      12,000        *
Lynch
Peter and Carolyn Lynch JWROS             132,700      37,700      95,000        *
The Lynch Foundation                       54,500      29,500      25,000        *
Peter S. Lynch Charitable Lead              7,900       5,900       2,000        *
Annuity Trust
Peter S. Lynch Charitable                  60,100      47,100      13,000        *
Remainder Trust
Peter S. Lynch Charitable Unitrust          9,100       7,100       2,000        *
Allan R. Lyons                             25,000      25,000        --          *
Paul R. Mancia                            365,000      25,000     340,000        1.00%
Peter R. McMullin                          40,000      40,000        --          *
Metrowest Ent. 401(K) Profit               16,500       1,500      15,000        *
Sharing Plan FBO Carl M. Lieberman
Jeremiah P. Murphy, Jr. (6)                94,326      25,000      69,326        *
New Valu, Inc.                             40,000      40,000        --          *
Joseph Pennacchio (7)                     121,212      50,000      71,212        *
Permal U.S. Opportunities Fund,           565,000     565,000        --          *
Ltd.
Pollack Investment Partnership, LP         16,500      16,500        --          *
Pollat, Evans & Co. Inc.                    7,500       7,500        --          *
George T. Porter, Jr. (8)                  92,906      25,000      67,906        *
Prism Partners I, L.P.                    250,000     250,000        --          *
Prism Partners II Offshore Fund           250,000     250,000        --          *
Putnam Investment Funds- Putnam           989,600     989,600        --          *
Small Cap Value Fund
Putnam Variable Trust- Putnam VT          377,000     377,000        --          *
Small Cap Value Fund
Putnam World Trust II: Putnam              12,700      12,700        --          *
U.S. Small Cap Value Equity Fund
(Dublin)
Reservoir Capital Master Fund,             67,600      67,600        --          *
L.P.
Reservoir Capital Partners, L.P.          403,100     403,100        --          *
Eugene Roth                               111,500      50,000      61,500        *
Estate of Marvin Roth                      50,000      50,000        --          *
Phillip W. Roth                           140,000      80,000      60,000        *
Sonia Seidman                              16,500      16,500        --          *
Seidman & Associates, LLC                  34,000      34,000        --          *
Seidman Investment Partnership             16,500      16,500        --          *
II, LP
Seidman Investment Partnership, LP         16,500      16,500        --          *
John J. Sweeney (9)                        20,668       3,500      17,168        *
Hugh Sheldon Unger, Lincoln Trust          18,600      12,500       6,100        *
TTEE IRA
Jeffrey and Sheryl Unger (10)              43,650      10,000      33,650        *
Michael H. Weiss                           55,800      50,000       5,800        *
Weiss, Peck & Greer, L.L.C              1,529,500   1,529,500        --          *
Whiffletree Partners LP                   235,300     235,300        --          *
Willow Creek Capital Partners, LP         235,300     235,300        --          *

                                       11


                                                                            Percentage
                                        Number of                               of
                                        shares                   Number of  outstanding
                                         owned                    shares      shares
                                        prior to    Number of     owned       owned
                                          the       shares of   subsequent  subsequent
                                        offering     Offered      to the     to the
   Selling Stockholder                    (1)     Common Stock   offering    offering
   -------------------                  --------  ------------  ----------  ----------

Willow Creek Offshore Fund                235,300     235,300        --          *
WPG Tudor Fund                            235,300     235,300        --          *
Wynnefield Partners Small Cap             126,300     126,300        --          *
Value, LP
Wynnefield Partners Small Cap             181,800     181,800        --          *
Value, LP I
Wynnefield Small Cap Value                 92,000      92,000        --          *
Offshore Fund, Ltd.
Zaxis Equity Neutral, L.P.                 78,500      78,500        --          *
Zaxis Offshore Limited                    571,500     571,500        --          *
Zaxis Partners, L.P.                      138,000     138,000        --          *

------------------------
* Less than 1%.

(1) Includes shares of common stock which are not outstanding as of June 3, 2002, but which will be issued and outstanding upon conversion of the series B preferred stock, subject to stockholder approval, which is proposed for consideration at the next annual meeting of our stockholders scheduled for August 8, 2002. Does not include shares of common stock underlying certain warrants which are not presently exercisable.

(2) Stephen M. Duff is Treasurer of Ninth Floor Corporation, the general partner of Clark Partners I, L.P., and Senior Investment Manager at The Clark Estates, Inc., and has been a member of the Board of Directors of Designs since May 14, 2002.

(3) Kenneth C. Cummins has been a legal consultant to Designs since November 12, 1996. Includes 20,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days.

(4) Dennis R. Hernreich has been Senior Vice President, Chief Financial Officer and Treasurer of Designs since September 5, 2000. Includes 61,668 shares of common stock issuable upon exercise of options exercisable within 60 days.

(5) David A. Levin has been President and Chief Executive Officer of Designs since April 10, 2000 and a director of Designs since April 11, 2000. Includes 241,667 shares of common stock issuable upon exercise of options exercisable within 60 days.

(6) Jeremiah P. Murphy, Jr. has been a director of Designs since October 8, 1999. Includes 35,000 shares of common stock issuable upon exercise of options exercisable within 60 days.

(7) Joseph Pennacchio has been a director of Designs since October 8, 1999. Includes 35,000 shares of common stock issuable upon exercise of options exercisable within 60 days.

(8) George T. Porter, Jr. has been a director of Designs since October 28, 1999. Includes 65,000 shares of common stock issuable upon exercise of options exercisable within 60 days.

(9) John J. Sweeney has been an employee of Designs since April 7, 1997. Includes 5,334 shares of common stock issuable upon exercise of options exercisable within 60 days.

(10) Jeffrey Unger was an employee of Designs from October 1999 through July 2000. Mr. Unger has been a investor relations consultant to Designs since July 2000. Includes 20,000 shares of common stock issuable upon exercise of options exercisable within 60 days.

      The aggregate proceeds to the selling stockholders from the sale of the Offered Common Stock offered by them pursuant to this prospectus will be the sale price of the shares less discounts and commissions, if any.

                              PLAN OF DISTRIBUTION

      The selling stockholders, which term includes their successors, transferees, pledgees or donees or their successors, may sell the Offered Common Stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers, which discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

      The Offered Common Stock may be sold by any selling stockholder in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions, which may involve crosses or block transactions (1) on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, (2) in the over-the-counter market,
(3) in transactions otherwise than on such exchanges or services or in the over-the-counter market, (4) through the writing of options, whether such options are listed on an options exchange or otherwise, or (5) through the settlement of short sales. In connection with the sale of the Offered Common Stock or otherwise, any selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the common stock and deliver these securities to close out such short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

      Each selling stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.

      Any underwriters, broker-dealers or agents that participate in the sale of the Offered Common Stock may be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.

      To the extent required, the common stock to be sold, the name of each selling stockholder, the respective purchase prices and the public offering prices, the name of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus forms a part.

                                     EXPERTS

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules as of February 2, 2002 and February 3, 2001 and the years then ended included in our Annual Report on Form 10-K for the year ended February 2, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our fiscal 2002 and fiscal 2001 financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

      The consolidated statements of operations, stockholders' equity, and cash flows for the year ended January 29, 2000 and the related financial statement schedule for the year ended January 29, 2000, incorporated in this prospectus by reference from Designs, Inc.'s Annual Report on Form 10-K for the year ended February 2, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements of Casual Male Corp., debtor-in-possession, as of February 2, 2002 and February 3, 2001, and for each of the years in the three-years ended February 2, 2002, February 3, 2001 and January 29, 2000, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The audit report covering the February 2, 2002 financial statements contains an explanatory paragraph that states that most of the assets of Casual Male Corp. have been sold. Casual Male Corp. will continue operations primarily to liquidate any remaining assets and settle Casual Male Corp.'s remaining liabilities, including liabilities subject to compromise, to the extent possible. After the settlements have occurred, it is expected that Casual Male Corp. will cease operations. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                       WHERE YOU CAN FIND MORE INFORMATION

      This prospectus constitutes a part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission under the Securities Act, including amendments thereto relating to the Offered Common Stock. This prospectus does not contain all of the information set forth in the registration statement. You should rely only on the information contained in this prospectus or incorporated herein by reference. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.

      We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by us may be inspected and copied at the Commission's Public Reference Section located at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W, Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for more information about the operation of the public reference rooms. The Commission also makes electronic filings publicly available on the Internet. The Commission's Internet address is http://www.sec.gov. The Commission's web site also contains reports, proxy statements and other information regarding us that has been filed with the Commission. Our common stock is quoted under the symbol "DESI" on the Nasdaq National Market. Reports, proxy statements and other information concerning us may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

      The Commission allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. Further, all filings we make under the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

      o     our definitive Proxy Statement, filed on [________], 2002;

      o our Annual Report on Form 10-K for the fiscal year ended February 2, 2002;

      o our Quarterly Report on Form 10-Q for the fiscal quarter ended May 4, 2002;

      o our Current Report on Form 8-K filed on May 23, 2002, as amended on May 23, 2002 and June 14, 2002;

      o the description of our capital stock set forth in our registration statement under the Exchange Act;

      o all other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to above; and

      o all documents and reports subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering.

      We will furnish to any person to whom this prospectus is delivered, without charge, a copy of these documents upon written or oral request to Secretary, Designs, Inc., 555 Turnpike Street, Canton, Massachusetts 02021. Our telephone number is (781) 828-9300. A copy of any exhibits to these documents will be furnished at no cost to any stockholder upon written or oral request.

     Disclosure of Commission Position on Indemnification for Securities Act
                                  Liabilities.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Designs pursuant to the provisions of Item 510 of Regulation S-K, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Designs of expenses incurred or paid by a director, officer or controlling person of Designs in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

No dealer, salesman or other person has been authorized to give any information or to make representations other than those contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by us or the selling stockholders. Neither the delivery of this prospectus nor any sale hereunder will, under any circumstances, create an implication that the information herein is correct as of any time subsequent to its date. This prospectus does not constitute an offer to or solicitation of offers by anyone in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such an offer is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.


                                19,395,500 SHARES


                                  DESIGNS, INC.


                                  COMMON STOCK

                           __________________________

                                   PROSPECTUS
                           __________________________

                                 _________, 2002

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

      The Registrant estimates that expenses payable by the Registrant in connection with the offering described in this Registration Statement will be as follows:
                                                                        Total
                                                                        -----

SEC registration fee (actual) ........................................$ 11,625
Accounting fees and expenses .........................................$ 40,000
Legal fees and expenses...............................................$ 50,000
Printing and engraving expenses.......................................$  2,500
Miscellaneous expenses................................................$  5,000
  Total...............................................................$109,125

Item 15.  Indemnification of Directors and Officers

      The Registrant's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), provides that no director of the Registrant shall be personally liable to the Registrant or to any of its stockholders for monetary damages arising out of such director's breach of fiduciary duty, except to the extent that the elimination or limitation of liability is not permitted by the Delaware General Corporation Law. The Delaware General Corporation Law, as currently in effect, permits charter provisions eliminating the liability of directors for breach of fiduciary duty, except that directors remain liable for
(i) any breach of the directors' duty of loyalty to a company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any payment of a dividend or approval of a stock repurchase that is illegal under Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the directors derived an improper personal benefit. The effect of this provision of the Certificate of Incorporation is that directors cannot be held liable for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in the preceding sentence. The provision does not prevent stockholders from obtaining injunctive or other equitable relief against directors, nor does it shield directors from liability under federal or state securities laws.

      The Certificate of Incorporation and the Registrant's By-Laws further provide for indemnification of the Registrant's directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary.

Item 16.  Exhibits

Exhibit No. Description
----------- ------------

5.1**       Opinion of Kramer Levin Naftalis & Frankel LLP.

23.1*       Consent of Independent Auditors - Ernst & Young LLP.

23.2*       Independent Auditors' Consent - Deloitte & Touche LLP.

23.3*       Independent Auditors' Consent - KPMG LLP.

23.4**      Consent of Kramer Levin Naftalis & Frankel LLP.

24.1* Power of Attorney (contained on the signature page of this Registration Statement).

-------------
*  Filed herewith
** To be filed by amendment.

Item 17.  Undertakings

      The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

      ii. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

      iii. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      provided, however, that clauses (i) and (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Canton, Massachusetts, on June 18, 2002.

                                    By:   /s/ David A. Levin
                                          ------------------------------------
                                          David A. Levin
                                          President and Chief Executive Officer


                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David A. Levin and Dennis R. Hernreich, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                     Title                               Date
---------                     -----                               ----

/s/ David A. Levin            President, Chief Executive          June 18, 2002
--------------------------    Officer and Director
David A. Levin                (Principal Executive Officer)

/s/ Dennis R. Hernreich       Senior Vice President, Chief        June 18, 2002
--------------------------    Financial Officer and Treasurer
Dennis R. Hernreich           (Principal Financial Officer)

/s/ Seymour Holtzman          Chairman of the                     June 18, 2002
--------------------------    Board of Directors
Seymour Holtzman

/s/ Jesse H. Choper           Director                            June 18, 2002
-------------------------
Jesse H. Choper

                              Director
-------------------------
Alan Cohen

                              Director
-------------------------
Stephen M. Duff

/s/ Jeremiah P. Murphy, Jr.   Director                            June 18, 2002
-------------------------
Jeremiah P. Murphy, Jr.

/s/ Joseph Pennacchio         Director                            June 18, 2002
-------------------------
Joseph Pennacchio

/s/ George T. Porter, Jr.     Director                            June 18, 2002
-------------------------
George T. Porter, Jr.

                                  EXHIBIT INDEX

Exhibit No. Description
----------- ------------

5.1*        Opinion of Kramer Levin Naftalis & Frankel LLP.

23.1*       Consent of Independent Auditors - Ernst & Young LLP.

23.2*       Independent Auditors' Consent - Deloitte & Touche LLP.

23.3*       Independent Auditors' Consent - KPMG LLP.

23.4* Consent of Kramer Levin Naftalis & Frankel LLP (contained in the opinion filed as Exhibit 5.1 hereto).

24.1* Power of Attorney (contained on the signature page of this Registration Statement).

---------------
*  Filed herewith


                                      II-3